Exhibit 10.12
SECOND AMENDMENT TO LEASE
          THIS SECOND AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the date below written by and between CALIFORNIA PACIFIC COMMERCIAL CORPORATION (“Lessor”) and ALEXZA MOLECULAR DELIVERY CORPORATION (“Lessee”).
RECITALS
     A. Lessor and Lessee are parties to that certain lease dated March 20, 2002 for certain premises located at 1001 East Meadow Circle, Palo Alto, California, as amended by that certain First Amendment to Lease dated May 8, 2003 (collectively, the “Lease”).
     B. Lessor and Lessee desire to amend the terms of the Lease on the terms and conditions set forth below.
AGREEMENT
          Lessor and Lessee hereby agree as follows:
          1. Term. The term of the Lease is hereby extended until December 31, 2006.
          2. Base Rent. Through April 30, 2005, base rent shall be Fifty Two Thousand Seventy Eight Dollars ($52,078) per month. Commencing May 1, 2005 and continuing through May 31, 2006, base rent shall be One Hundred Twenty Four Thousand Two Hundred Fourteen Dollars ($124,214) per month. Commencing June 1, 2006, base rent shall be One Hundred Twenty Seven Thousand and Twenty Nine Dollars ($127,029) per month.
          3. Additional Premises. Commencing May 1, 2005, the Premises shall include all of the property commonly known as 1020 East Meadow Circle, which includes a single story building containing approximately 36,993 rentable square feet (the “1020 Premises”). Lessee shall accept the 1020 Premises in its “as is” condition upon delivery thereof by the Lessor; provided, however, that as a condition to Lessee’s obligation to accept possession of the 1020 Premises, Lessor shall deliver to Lessee a copy of any required environmental closure authorization issued by the local fire department or other governmental authority in connection with the cessation of the existing tenant’s use of the 1020 Premises. Lessor’s failure to deliver such certificate shall not constitute a breach of this Lease by Lessor, but shall be grounds for Lessee refusing to accept the 1020 Premises. Lessee shall not be responsible for any pre-existing environmental conditions present at the 1020 Premises at the time Lessor delivers possession of the 1020 Premises. If Lessor is unable to deliver possession of the 1020 Premises as of the scheduled date for any reason, (i) rental with respect to the 1020 Premises shall be delayed until Lessor delivers possession of the 1020 Premises to Lessee (with base rent calculated daily at a rate of $1.95 per square foot per month); and (ii) Lessor shall not be liable for any damage caused for failing to deliver possession, and this Amendment shall not be void or voidable, provided, however, that Lessor shall provide Lessee with a rental credit (the “Rental Credit”) against base rental owing under this Lease in an amount equal to Eight Hundred Thirty Three Dollar ($833) for each day that Lessor is late in delivering the 1020 Premises to Lessee; provided, however, that Lessee shall have the right to terminate this Amendment on or before August 10, 2005 in the event that Lessor does not deliver possession of the 1020 Premises to Lessee on or before August 1, 2005. If Lessee terminates this Amendment pursuant to the preceding sentence, Lessee shall still receive the Rental Credit through August 1, 2005 and Lessee shall immediately vacate the Temporary Premises. The parties acknowledge that the Rental Credit is a reasonable estimate of the damages that Lessee will incur as a result of delay in delivery of the premises as a result of potential disruption in development activities that require availability of the 1020 Premises.
          4. Temporary Premises. From February 14, 2005 until Lessor delivers possession of the 1020 Premises to Lessee, the Premises shall include the property commonly known as 1085 East Meadow Circle (the “Temporary Premises”). Lessee shall accept the Temporary Premises in its “as is” condition upon delivery thereof by the Lessor; provided, however, that the Temporary Premises shall contain 25 cubicle partition systems which Lessee may use during its occupancy of the Temporary Premises. From February 14, 2005 through April 30, 2005, Lessee shall pay Lessor Seven Thousand Five Hundred Dollars ($7,500) per month as rental for the Temporary Premises. In the event that Lessee occupies the Temporary Premises after April 30, 2005 because Lessor has not delivered the 1020 Premises, Lessee shall not be required to pay any base rent for the Temporary Premises. The $7,500 rental amount is a gross rental and Lessee shall not be required to pay any Common Area Operating Expenses with respect to the Temporary Premises other than utilities, janitorial and garbage charges incurred in connection with its use thereof.
          5. Additional Security Deposit. Concurrently with the execution and delivery of this Amendment, Lessee is increasing the security deposit to be held by Lessor in accordance with the Lease by Seventy Two Thousand One Hundred Thirty Six Dollars ($72,136). Lessee may pay such additional security deposit in cash or by delivery of a stand-by letter of credit meeting all of the terms of Section 60 of the Lease. Tenant hereby waives Civil Code Section 1950.7.
          6. Option to Renew. Provided Lessee is not in default under the terms of the Lease either at the time of exercise of the option or at commencement of the applicable option period, Lessee shall have one (1) option to renew the Lease for six (6) months commencing January 1, 2007. Said option shall be on the same terms, covenants and conditions contained herein except that the base rent shall be One Hundred Thirty Three Thousand Five Hundred Forty Three Dollars ($133,543) per month. The option may be exercised only by written notice to Lessor delivered no later than March 31, 2006. The options set forth in Section 4 of the First Amendment to Lease are hereby terminated.

          7. Use. The Premises shall be used as research and development, manufacturing, administrative offices and all other related permitted uses.
          8. HVAC for 1020 Premises. Notwithstanding Section 2.2 of the Lease, the warranty period with respect to the HVAC system serving the 1020 Premises shall extend through the term of the Lease. Lessee shall reimburse Lessor, as a Common Area Operating Expense, for the cost of the maintenance agreements for and routine repairs and replacements to the HVAC system serving the 1020 Premises.
          9. Assignment and Subletting. Any public offering of the securities of Lessee shall not constitute an assignment requiring consent.
          10. Brokerage Fees. Lessor shall be responsible for all fees due to CRESA Partners and Cornish & Carey in connection with the transactions relating to this Amendment pursuant to Lessor’s written agreements with such brokers. Each party shall indemnify, defend and hold the other party harmless from any claims that may be asserted against the other party by any broker, finder or other person with whom such party has dealt.
          11. Miscellaneous. Except as amended herein, the Lease shall remain in full force and effect. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof.
          IN WITNESS WHEREOF, the parties have executed this Second Amendment to Lease as of the 11th day of February, 2005.

LESSOR: CALIFORNIA PACIFIC COMMERCIAL CORPORATION,
By:	/s/ Dan McGanney III
Its: President

LESSEE: ALEXZA MOLECULAR DELIVERY CORPORATION
By:	/s/ August J. Moretti
Its: CFO